Exhibit 99

MEDIA CONTACT:
Janice R. Drummond
(847) 286-8316

FOR IMMEDIATE RELEASE:
April 12, 2001

SEARS MARCH COMPARABLE SALES DECLINE 5.3 PERCENT;
EXPECTS FIRST QUARTER EPS OF APPROXIMATELY $0.53

Sears Updates Segment Reporting; Adopts New Accounting Standard
Resulting In One-Time Non-Cash Charge Of $520 Million In Second Quarter

HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. (NYSE:S) announced total domestic store revenues for the five weeks ending April 7, 2001 were $2.56 billion. Comparable domestic store revenues decreased 5.3 percent. Total domestic store revenues decreased 5.1 percent compared with $2.7 billion for the five weeks ending April 8, 2000.

"March retail sales fell below expectations, with the slowing economy and colder than anticipated weather having an impact on both our hardlines and softlines businesses," said Chairman and Chief Executive Officer Alan J. Lacy. "Weather-related seasonal apparel and lawn and garden merchandise accounted for over one-third of the comparable store sales decline. Among the better performing businesses was Home Appliances, which continues to gain market share. The Great Indoors format and sporting goods businesses also performed well."

Sears, Roebuck and Co.
	5 Weeks	9 Weeks
2001 Domestic Store Revenues 2000 Domestic Store Revenues Percent Change Comparable Domestic Stores Percent Change	$ 2,563,400,000 2,701,000,000 (5.1)% (5.3)%	4,530,800,000 4,697,600,000 (3.6)% (3.9)%

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Sears/Add One

Preliminary Earnings Announcement

The company anticipates that earnings per share for the first fiscal quarter of 2001, ended March 31, will be approximately $0.53, versus $0.65 in the first quarter of last year.

In the first quarter, the credit business performed in line with expectations, reflecting continued strong portfolio quality. However, operating income from the credit business for the first quarter will be slightly below last year, mainly due to lower revenues. The domestic retail business did not meet the company's expectations in the first quarter due to sales and margin shortfalls resulting from the slowing economy and cooler than expected spring weather in much of the country.

Sears Revises Segment Reporting

FASB Statement No. 131 prescribes accounting guidance for segment reporting and requires that a company's externally reported segments be consistent with its internal management structure. Consequently, effective for the first quarter of 2001, Sears is modifying its externally reported segments to reflect the company's integrated retail and related services strategy and to align externally reported business segments with changes that have occurred in the company's internal structure over the past several months. The company's four new segments are as follows:

    Retail and Related Services - This segment consists of merchandise sales and related services, including service contracts, delivery and product installation and repair services. It covers all Sears selling channels, including specialty and full-line stores as well as direct-to-customer operations which includes online, catalogs and clubs and services.
    Credit and Financial Products - This segment includes Sears domestic credit business and the company's related financial product offerings.
    Sears Canada - Formerly named the International segment, this segment continues to include the results of the company's majority-owned Canadian subsidiary.

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Sears/Add Two

    Corporate and other - This segment is composed of home office expenses, holding company items and certain home improvement services businesses, including Sears Termite and Pest Control.

First quarter 2001 results, scheduled to be announced April 19, will reflect the revised segment reporting structure. Financial data for 2000 and 1999 has been restated to reflect the new segment structure and is included with this news release. The changes in segment reporting do not affect consolidated operating income or net income.

Sears Adopts New Accounting Standard Resulting In One-Time Charge

In the second quarter of 2001, Sears will adopt FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes new conditions for securitization transactions to be accounted for as sales of receivables. Under the provisions of FASB Statement No. 140, which went into effect in April, the company's securitization transactions will be accounted for as secured borrowings. Under the previous accounting standards, the company's securitizations were accounted for as sales of receivables.

"The company's application of FASB Statement No. 140 will make our financial reporting significantly less complex, while preserving flexibility in accessing the asset-backed securities market," said Sears Senior Vice President and Chief Financial Officer Jeffrey N. Boyer. "This accounting will also provide uniform accounting treatment for all Sears credit card assets and related revenues and expenses."

In addition, the company's prior securitization transactions will not meet the grandfathering provisions of FASB Statement No. 140. Therefore, effective in the second quarter of 2001, previously securitized credit card receivables will be accounted for as on-book receivables. As a result, the company will consolidate approximately $8 billion of off-balance sheet credit card receivables as well as recognize $8 billion of related debt. In addition, approximately $4 billion of assets will be reclassified to credit card receivables from retained interest in transferred credit card receivables. Future securitization activity will be accounted for as secured borrowings.

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Sears/Add Three

A one-time, non-cash pre-tax charge of approximately $520 million will be recorded in the second quarter of 2001. This charge represents the establishment of an allowance for uncollectible accounts related to the $12 billion of receivable balances previously off-balance sheet or accounted for as securities and classified on the balance sheet as retained interest in transferred credit card receivables.

FASB Statement No. 140 must be applied prospectively beginning April 1. Therefore, prior period financial statements prepared under generally accepted accounting principles will continue to reflect securitization activity as receivable sales through the first quarter of 2001. In the first quarter of 2001, net securitization income will be $0.08 per share as compared with $0.03 per share in last year's quarter. Prior to the adoption of FASB Statement No. 140, securitization activity had been forecasted to add approximately $0.24 to 2001 full-year earnings per share, comparable to the amount of net securitization income recorded in 2000. To facilitate inter-period comparisons of the company's financial performance, this news release includes a schedule detailing securitization activity recorded in the company's 2000 and 1999 income statements.

Webcast Conference Call

Sears will webcast a conference call today, April 12, to further discuss the company's changes in securitization accounting and its segment reporting revisions. The call and webcast will begin at 11:30 a.m. EDT/10:30 a.m. CDT.

The webcast and related presentation materials will be accessible on Sears Web site, sears.com, under "About Sears" on the lower left-hand column of the sears.com home page. The replay will be archived for one week on the "About Sears" section of sears.com.

Software necessary to listen to the webcast, Media Player or Real Player, can be downloaded from the webcast site. Downloading the software may take up to 22 minutes with a 56K speed modem.

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Sears/Add Four

Forward-Looking Statements

This release contains projections regarding first quarter performance and the effect of the adoption of FASB Statement No. 140, which are "forward-looking statements." Such projections are based on preliminary estimates regarding first quarter costs and expenses, and assumptions about normal quarter-end accounting and valuation adjustments, the timing and frequency of the company's securitization transactions for the balance of 2001, and similar uncertainties. While the company believes its forecasts and assumptions are reasonable, it cautions that actual results could differ materially. The company intends the forward-looking statements in this release to speak only as of the time of this release and does not undertake to update or revise these projections as more information becomes available.

About Sears

Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of more than $40 billion. The company serves families across the country through approximately 860 full-line department stores, approximately 2,100 specialized retail locations, and a variety of online offerings accessible through the company's Web site, sears.com. Sears, Roebuck and Co. is the majority owner of Sears Canada Inc.

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SEARS, ROEBUCK AND CO. RESTATED SEGMENT INFORMATION TO REFLECT REVISED SEGMENT REPORTING STRUCTURE DOES NOT REFLECT CHANGES IN SECURITIZATION ACCOUNTING

(millions)

	First Quarter		Second Quarter
	2000	1999	2000	1999
Total Revenues:
Retail and Related Services	$ 6,826	$ 6,664	$ 7,892	$ 7,589
Credit and Financial Products	1,109	1,103	1,070	1,015
Corporate and Other	72	77	93	102
Canada Operations	918	775	990	903
Total revenues	$ 8,925	$ 8,619	$ 10,045	$ 9,609

Operating income as reported:
Retail and Related Services	$ 21	$ (27)	$ 225	$ 224
Credit and Financial Products	414	323	426	342
Corporate and Other	(73)	(68)	(58)	(47)
Canada Operations	18	17	30	45
Total operating income	$ 380	$ 245	$ 623	$ 564

Operating income excluding non-comparable items:
Retail and Related Services	$ 21	$ (27)	$ 225	$ 224
Credit and Financial Products	414	323	426	342
Corporate and Other	(73)	(68)	(58)	(47)
Canada Operations	18	17	30	45
Total operating income	$ 380	$ 245	$ 623	$ 564

	Third Quarter		Fourth Quarter		Full Year
	2000	1999	2000	1999	2000	1999
Total Revenues:
Retail and Related Services	$ 7,471	$ 7,124	$ 9,835	$ 9,609	$ 32,024	$30,986
Credit and Financial Products	1,042	1,023	1,057	1,105	4,278	4,246
Corporate and Other	94	97	94	82	353	358
Canada Operations	986	924	1,388	1,292	4,282	3,894
Total revenues	$ 9,593	$ 9,168	$ 12,374	$ 12,088	$ 40,937	$39,484

Operating income as reported:
Retail and Related Services	$ 69	$ 65	$ 475	$ 768	$ 790	$ 1,030
Credit and Financial Products	415	340	386	447	1,641	1,452
Corporate and Other	(62)	(61)	(173)	(111)	(366)	(287)
Canada Operations	21	39	53	117	122	218
Total operating income	$ 443	$ 383	$ 741	$ 1,221	$ 2,187	$ 2,413

Operating income excluding non-comparable items:
Retail and Related Services	$ 69	$ 90	$ 625	$ 768	$ 940	$ 1,055
Credit and Financial Products	415	340	386	447	1,641	1,452
Corporate and Other	(62)	(40)	(58)	(111)	(251)	(266)
Canada Operations	21	39	53	117	122	218
Total operating income	$ 443	$ 429	$ 1,006	$ 1,221	$ 2,452	$ 2,459

SEARS, ROEBUCK AND CO. SECURITIZATION ACCOUNTING QUARTERLY IMPACT INCLUDED IN PREVIOUSLY REPORTED RESULTS

NOTE: Adding the numbers shown below to reported results eliminates the impact of securitization accounting included in the previously reported results.

(millions)

Year Ended December 30, 2000	Qtr 1 2000	Qtr 2 2000	Qtr 3 2000	Qtr 4 2000	Full Year
Total revenues	$ 252	$ 212	$ 255	$ 250	$ 969
Selling and administrative	32	32	34	37	135
Provision for uncollectible accounts	136	115	137	134	522
Interest	103	102	110	125	440

Total costs and expenses	271	249	281	296	1,097

Operating income	(19)	(37)	(26)	(46)	(128)

Net income	$ (12)	$ (23)	$ (17)	$ (30)	$ (82)

EPS - Diluted
Reported	$ (0.03)	$ (0.06)	$ (0.05)	$ (0.09)	$ (0.24)
Excluding non-comp items	$ (0.03)	$ (0.06)	$ (0.05)	$ (0.09)	$ (0.24)
shares o/s	360.0	348.4	341.8	334.9	346.3

Year Ended January 1, 2000	Qtr 1 1999	Qtr 2 1999	Qtr 3 1999	Qtr 4 1999	Full Year

Total revenues	$ 307	$ 308	$ 270	$ 236	$ 1,121
Selling and administrative	33	32	31	33	129
Provision for uncollectible accounts	193	182	158	126	659
Interest	106	106	102	105	419

Total costs and expenses	332	320	291	264	1,207

Operating income	(25)	(12)	(21)	(28)	(86)
Net income	$ (16)	$ (8)	$ (13)	$ (17)	$ (54)

EPS - Diluted
Reported	$ (0.04)	$ (0.02)	$ (0.04)	$ (0.05)	$ (0.14)
Excluding non-comp items	$ (0.04)	$ (0.02)	$ (0.04)	$ (0.05)	$ (0.14)
shares o/s	385.1	383.6	381.5	373.9	381.0